EXHIBIT 10.46

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) dated as of November 1, 2006 is entered into by and between MSC-Medical Services Company, a Florida corporation (the “Company”) and Mitch Freeman (“Employee”).

Recitals

The Company and the Employee were originally parties to that certain Employment Agreement dated as of June 6, 2005 (the “Original Agreement”), and the Company and the Employee desire to amend and restate the terms of the Original Agreement as set forth herein.

Agreement

For and in consideration of the foregoing and the mutual covenants of the parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT. The Company hereby employs Employee to serve in the capacities described herein, and Employee hereby accepts such employment and agrees to perform the services described herein upon the terms and conditions hereinafter set forth.

2. TERM. The employment of Employee under this Agreement, shall be for a period of three (3) years from the date hereof (the “Initial Term”). Thereafter, this Agreement shall automatically renew for successive one (1) year periods, unless either party provides written notice to the other party of its intention to terminate this Agreement thirty (30) days prior to the expiration of the term (each a “Renewal Term” and together with the Initial Term, the “Term”). The Term shall be subject to earlier termination in accordance with the terms and conditions of this Agreement.

3. DUTIES. Employee shall serve as and have the title of Senior Vice President—Pharmacy Services and shall have such duties as assigned by the Chief Executive Officer from time to time. A summary of the duties and objectives of such position shall be mutually agreed to and attached hereto as Exhibit A. Employee agrees to devote his full business time, energy, skills and best efforts to such employment while so employed. Nothing in this Agreement shall preclude Employee from engaging in charitable and community affairs so long as, in the reasonable determination of the Board, such activities do not interfere with his duties and responsibilities hereunder or from serving, subject to the prior approval of the Board, as a member of the board of directors or as a trustee of any other corporation, association or entity.

4. COMPENSATION.

(a) Base Compensation. The Company shall pay Employee, and Employee agrees to accept, an initial base compensation at the initial rate of Two Hundred Thousand Dollars ($200,000) per year, in equal installments no less frequently than monthly, through the Term (the “Base Compensation”). The Base Compensation shall be reviewed by the Company annually and subject to increases according to the performance of the Employee.

(b) Annual Bonus Compensation. Beginning in fiscal year 2006, Employee shall be eligible for an annual bonus based on the realization of financial and performance goals of the Company and the Employee. The financial and performance goals to be met by the Company and Employee shall be discussed and reduced to writing in the form of a short-term incentive compensation plan each year. Assuming satisfaction of such goals, the bonus will be a minimum of Forty Percent (40%) of Employee’s Base Compensation.

(c) Stay Bonus. In the event that the assets relating to the Pharmacy Division of the Company are divested from the Company prior to termination of this Agreement (the “Pharmacy Event”) and the Company is no longer in control of such assets following such Pharmacy Event, upon the closing of the Pharmacy Event, the Company shall make a one-time lump sum payment of One Hundred Thousand Dollars ($100,000) to the Employee.

5. BENEFITS.

(a) Generally. Employee shall be eligible for fringe benefits pursuant to any pension, retirement, or other employee fringe benefit plan that the Company makes available to employees of the Company and for which Employee will qualify according to his eligibility under the provisions thereof, on the same basis as is applicable to other similarly situated executive employees

(b) Health and Disability Insurance. Employee shall be entitled to participate in health and disability insurance plans that the Company offers to other employees of the Company from time to time, on the same basis as is applicable to other similarly situated executive employees, consistent with past practice.

(c) Vacation. During the Term of this Agreement, Employee shall be entitled to fifteen (15) paid vacation days, plus paid Company holidays and sick days in accordance with the Company’s policies and procedures applicable to similarly situated executive employees

6. EXPENSES. Except as otherwise agreed to herein, Employee shall be reimbursed for all usual business expenses incurred on behalf of the Company, in accordance with Company practices and procedures.

7. TERMINATION. The term of Employee’s employment under this Agreement may be terminated prior to expiration of the Term provided in Section 2 hereof only in accordance with the following sections.

(a) For Cause. This Agreement may be immediately terminated by the Company for Cause. For purposes of this Agreement, the term “Cause” shall include, without limitation, the termination of Employee by the Company as a result of the existence or occurrence of one or more of the following conditions or events:

(i) the failure of Employee to perform his duties hereunder, or the breach of any provision hereof, which failure or breach is not cured within ten (10) days after written notice thereof to Employee;

(ii) Employee’s willful misconduct in connection with the performance of his duties as an employee or officer of the Company;

(iii) commission by Employee of any act of fraud or material misrepresentation or a material act of misappropriation in connection with his duties as an employee or officer of the Company;

(iv) commission of Employee of any crime which constitutes a felony;

(v) the entry of a judgment or order enjoining or preventing Employee from such activities as are material or essential for Employee to perform his services as required by this Agreement; or

(vi) willful and deliberate conduct or activities by Employee which could foreseeably result in material damage to the business of the Company.

(b) Mutual. Employee’s employment under this Agreement may be terminated upon mutual written agreement of the Company and Employee.

(c) Without Cause. The Company and the Employee shall have the right to terminate this Agreement and the Employee’s employment with the Company at any time without Cause.

(d) Death. In the event of the death of Employee, the employment of Employee shall terminate immediately.

(e) Disability. If, during Employee’s employment with the Company, Employee shall become permanently disabled and unable to perform his duties as required herein (“Disability”) for a total of one hundred eighty (180) days in any twelve (12) month period then the Company may, upon thirty (30) days written notice to Employee, terminate Employee’s employment under this Agreement.

(f) Resignation for Good Reason. The Employee has the right to resign from his employment with the Company for “Good Reason.” For purposes of this Agreement, the term “Good Reason” shall mean the resignation of Employee as a result of the existence or occurrence of one or more of the following conditions or events:

(i) The Company materially adversely changes Employee’s job functions, title or role within the Company, as set forth in the Employee’s job description contained in Exhibit A to this Agreement, without the prior written approval of Employee, which shall be given at his sole discretion;

(ii) The Company reduces the amount of the Base Compensation to be paid by the Company or the potential maximum amount of Annual Bonus Compensation that may be earned by the Employee under this Agreement, without the prior written approval of Employee, which shall be given in his sole discretion;

(iii) The Company fails to perform its duties hereunder, or the breach of any provision hereof by the Company, which failure or breach is not cured within ten (10) days after written notice thereof to the Company; or

(iv) The assignment, reassignment, or relocation by the Company of Employee, without Employee’s consent, to another place of employment more than 25 miles from the current principal place of business of the Company.

8. SEVERANCE. In the event of the termination of Employee’s employment under this Agreement for any reason, the Company shall provide the payments and benefits to Employee as indicated below:

(a) With Cause or Voluntary Termination by Employee. If Employee is terminated for Cause (as defined in Section 7(a) of this Agreement), or if Employee voluntarily terminates his employment with the Company without Good Reason, the Company shall be obligated only to continue to pay to Employee his Base Compensation, if any, earned up to the date of termination and shall reimburse Employee for any expenses to which Employee is due reimbursement by the Company under Section 7 hereof up until the date of termination.

(b) Without Cause, Employee Resignation for Good Reason or Death or Disability. In the event that the Company shall terminate Employee without Cause, the Employee resigns for Good Reason, or upon the death or Disability of Employee, the Company shall be obligated to continue to pay full Base Compensation to Employee and provide employee benefits to Employee, on the same basis as existed at the time of such termination, resignation, death or disability, including payment of COBRA premiums if necessary to continue said benefits for a period of nine (9) months after the date of termination, as if Employee had not been so terminated.

(c) Termination Following a Pharmacy Event. In the event that the Company shall terminate Executive without Cause at any time within six (6) months of the closing of a Pharmacy Event and the party acquiring the assets in connection with such Pharmacy Event (the “Acquiring Party”) does not offer Executive a full-time position of employment with a financial package equal to at least 90% of the Base Compensation and Bonus contained herein, the Company shall be obligated to continue to pay full Base Compensation to Executive for a period of one (1) year after the date of termination as if Executive had not been so terminated. Notwithstanding the foregoing, in the event that Executive is employed by the Acquiring Party at any time during such one (1) year period, the Company shall not be required to make any further severance payments hereunder from such date forward.

9. NONCOMPETITION; NONSOLICITATION. Employee agrees, to the extent and on the terms set forth below, not to utilize his special knowledge of the business of the Company and his relationships with customers and suppliers of the Company or others to compete with the Company. For a period beginning on the date hereof and ending two (2) years from the date on which the Employee ceases to be employed by the Company (the “Noncompete

Period”), the Employee shall not, except as an employee or agent of the Company, engage or have an interest, anywhere in the United States of America or any other geographic area where the Company did business as of the date hereof or at any time during the Employee’s employment by the Company or in which its products or services are or were marketed or sold alone or in association with others, as principal, agent, partner, stockholder, or through the investment of capital, lending of money or property, rendering of services or otherwise, in the business of distributing, selling or marketing medical and pharmaceutical supplies, equipment and services to the workers’ compensation industry or in any other business competitive with that engaged in by the Company as of the date hereof or by the Company at any time during Employee’s employment by the Company (the “Business”). During the Noncompete Period, the Employee shall not, except as an employee or agent of the Company, directly or indirectly, on behalf of himself or any other person or entity, (A) call upon, accept business from, or solicit the business, with respect to the provision of services to the workers’ compensation insurance industry, of (a) any person or entity who is, or who had been at any time during the preceding two years or at any time during the Employee’s employment by the Company, a customer of the Company or any successor to the business of the Company (each a “Customer”), or otherwise divert or attempt to divert any business from the Company or any successor or otherwise induce, request, advise or persuade any Customer to cease to do business with or reduce the amount of business which such Customer has customarily done or is reasonably expected to do with the Company or any successor; or (B) recruit or otherwise solicit or induce any person who is an employee of, or otherwise engaged by, the Company, or hire any such person until one (1) year after such person has left the employ of the Company, or any such successor or any person with whom such person was placed for employment or engagement during the preceding one year. The Employee shall not at any time, directly or indirectly, except as an employee or agent of the Company, use or purport to authorize any person or entity to use any name, mark, logo, trade dress or other identifying words or images which are the same as or similar to those used currently or in the past by the Company in connection with any product or service, whether or not such use would be in a business competitive with that of the Company. Notwithstanding anything to the contrary contained herein, the ownership or control by the Employee of up to five percent of the outstanding voting securities or securities of any class of a company with a class of securities which are publicly traded shall not be deemed to be a violation of the provisions of this Section. For purposes of this Section 9 only, the Company shall only be defined as MSC – Medical Services Company and shall not include any assignees of this Agreement.

10. CONFIDENTIALITY. The Employee acknowledges that the intellectual property and all other confidential or proprietary information with respect to the Company’s engagement in the business of distributing, selling or marketing medical and pharmaceutical supplies, equipment and services to the workers’ compensation industry throughout the United States of America (the “Business”) are valuable, special and unique. The Employee shall not, at any time after the date hereof, except as an employee or agent of the Company, or except as required by applicable law, disclose, directly or indirectly, to any person or entity, or use or purport to authorize any person or entity to use any confidential or proprietary information with respect to the Company or the Business, whether or not for his own benefit, without the prior written consent of the Company, including without limitation, information as to the financial condition, results of operations, strategic partners, job applicants, job candidates, persons placed for employment or engagement, customers, suppliers, products, products under development, services, inventions, sources, leads or methods of obtaining new products or business, intellectual property, pricing methods or formulas, cost of supplies, marketing strategies or any other information relating to the Company or the Business which could reasonably be regarded as confidential, but not including information which is or shall become generally available to the public other than as a result of an unauthorized disclosure by the Employee or a person or entity to whom the Employee has provided such information. The Employee acknowledges that Company would not enter into this Employment Agreement without the assurance that all such confidential and/or proprietary information will be used for the exclusive benefit of the Company.

11. NONDISPARAGEMENT. Neither the Employee nor the Company shall (and shall cause the officers, directors, employees, shareholders, members, partners, representatives and agents of any entity or business directly or indirectly controlled by the Employee and the Company to not) commit any act or omission that would tend to disparage or adversely affect the reputation of the other party or any present or future subsidiaries, parents or affiliates of the other party or any of their respective principals, officers, directors, shareholders, members, employees, businesses or operations. Without in any way limiting the generality of the foregoing, the Employee and the Company shall not (and shall cause the officers, directors, employees, shareholders, members, partners, representatives and agents of any entity or business directly or indirectly controlled by the Employee and the Company to not) make any disparaging or unfavorable statements to any third party, either orally or in writing, regarding the other party or any present or future subsidiaries, parents or affiliates of the other party or any of their respective principals, officers, directors, shareholders, members, employees, businesses or operations.

12. ENFORCEABILITY OF RESTRICTIVE COVENANTS. The restrictions set forth in Section 9 through 11 of this Agreement are considered by the parties hereto to be reasonable for the purposes of protecting the value of the business and goodwill of the Company and the Business. The parties acknowledge that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy to the Company in the event the covenants contained in this Agreement were not complied with in accordance with their terms. Accordingly, the Employee agrees that any breach or threatened breach by him of said paragraphs shall entitle the Company to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies which may be available to them, and that the prevailing party in any litigation to enforce same shall be entitled to receive from the other party reimbursement for all attorneys’ fees and costs incurred in litigation to enforce these provisions. In addition to its other rights and remedies, the Company shall have the right to require the Employee, if he breaches any of the covenants contained in this Agreement to account for and pay over to the Company all compensation, profits, money, accruals and other benefits derived or received, directly or indirectly, by such party from the action constituting such breach. If the Employee breaches the restrictive covenants set forth in this Agreement, the running of the time periods described therein shall be tolled for so long as such breach continues. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of this Agreement relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, such time period, scope of activities and/or geographic area, as the case may be, shall be reduced to the maximum that such court deems enforceable. If any provisions of this Agreement other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

13. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and shall be effective when received if sent, postage-prepaid, by certified or registered mail, return receipt requested, or by overnight delivery service against receipt, to the addresses below or to such other address as either party shall designate by written notice to the other:

If to Employee, to the address set forth below his name on the signature page hereto.

If to the Company:

MSC-Medical Services Company

c/o Monitor Clipper Partners, LLC

Two Canal Park

Cambridge, MA 02141

Attn:    Peter S. Laino

with a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attn:    Winthrop G. Minot

14. ENTIRE AGREEMENT; MODIFICATION.

(a) This Agreement contains the entire agreement of the Company and Employee, and the Company and Employee hereby acknowledge and agree that this Agreement supersedes any prior statements, writings, promises, understandings or commitments between the parties hereof, including, without limitation, the Original Agreement.

(b) No future oral statements, promises or commitments with respect to the subject matter hereof, or other purported modification hereof, shall be binding upon the parties hereto unless the same is reduced to writing and signed by each party hereto.

15. ASSIGNMENT. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon, and enforceable by, the successors and permitted assigns of the parties. Notwithstanding anything contained herein to the contrary, the Company shall have the right to assign this Agreement to any of its subsidiaries, direct or indirect parents or other affiliates. Except as otherwise set forth in this Agreement, neither party may assign her or its rights or obligations under this Agreement without the prior written consent of the other party.

16. GOVERNING LAW; VENUE; INDEPENDENT REPRESENTATION. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. The parties agree that any and all actions arising under or in respect of this Agreement shall be litigated in any federal or state court of competent jurisdiction located in the County of Duval, State of Florida. By execution and delivery of this Agreement, each party irrevocably submits to the personal and exclusive jurisdiction of such courts for itself or himself, and in respect of its or his property with respect to such action. Each party agrees that venue would be proper in any of such courts, and hereby waives any objection that any such court is an improper or inconvenient forum for the resolution of any such action. Employee acknowledges and agrees that he has had the opportunity to seek his own independent legal counsel to represent Employee’s interest in connection with the transactions contemplated by this Agreement.

17. MISCELLANEOUS.

(a) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or the interpretation of this Agreement.

(b) The failure of any party to enforce any provision of this Agreement shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver by such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.

(c) Except as otherwise provided herein, in the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, and enforceable provision which comes closest to the intent of the parties.

(d) The prevailing party in any litigation brought to enforce the provisions of this Agreement shall be entitled to reimbursement from the nonprevailing party for reasonable attorney’s fees and costs incurred in connection with such litigation.

(e) This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

MSC-MEDICAL SERVICES COMPANY, a Florida corporation

By:	/s/ Joseph P. Delaney
Name:	Joseph P. Delaney
Title:	Chief Executive Officer

EMPLOYEE:

/S/ MITCH FREEMAN
MITCH FREEMAN
Address:

EXHIBIT A

DUTIES AND OBJECTIVES